Exhibit 11

                            THERMO CARDIOSYSTEMS INC.




                        Computation of Earnings per Share


                             Three Months Ended           Six Months Ended
                        ---------------------------  --------------------------
                        July 1, 1995  July 2, 1994   July 1, 1995  July 2, 1994
                        ------------  ------------   ------------  ------------
Computation of Primary
Earnings per Share:

Net Income (a)          $ 1,671,000    $   417,000   $ 2,823,000    $   719,000
                        -----------    -----------   -----------    -----------
Shares:
 Weighted average
  shares outstanding     23,173,250     22,783,510    23,013,429     22,742,492

  Add: Shares issuable
       from assumed
       conversion of
       subordinated
       convertible
       debentures         1,331,788      1,517,939     1,424,863      1,517,939

       Shares issuable
       from assumed
       exercise of
       options (as
       determined by
       the application
       of the treasury
       stock method)        349,898        350,571       326,139        331,830
                        -----------    -----------   -----------    -----------
  Weighted average
   shares outstanding,
   as adjusted (b)       24,854,936     24,652,020    24,764,431     24,592,261
                        -----------    -----------   -----------    -----------
Primary Earnings per
 Share (a) / (b)        $       .07    $       .02   $       .11    $       .03
                        ===========    ===========   ===========    ===========